Exhibit 99.1

Golden Phoenix Enters Into $20 Million Term Sheet for Debt Repayment and Simultaneous Advancement of Company Projects

LAS VEGAS, NV, FEBRUARY 29, 2012 – Golden Phoenix Minerals, Inc. (the “Company” or “Golden Phoenix”) (OTC Bulletin Board: GPXM) is pleased to announce it has entered into a non-binding $20 Million USD Term Sheet (“Term Sheet”) with Maximilian Investors LLC of New York (“Maximilian”) for the anticipated purpose of debt repayment and simultaneous advancement of Company projects.

The term of the facility is for up to 24 months and is expected to advance Golden Phoenix’s exploration, development and production at mineral properties in North, South and Central America.

The Term Sheet entered into between Golden Phoenix and Maximilian does not contain all the proposed terms and conditions of this transaction. Final terms will be set forth in detail in the definitive closing documentation.  Although the Company anticipates that the facility with Maximilian will be finalized in the near term, there can be no guarantee that a closing will occur in a timely manner or at all.

Upon closing, Golden Phoenix shall grant Maximilian a participation bonus of the Company’s outstanding common stock.

Please visit the Golden Phoenix website at: www.goldenphoenix.us.

About Golden Phoenix:  Golden Phoenix Minerals, Inc. is a Nevada-based mining company whose focus is Royalty Mining in the Americas. Golden Phoenix is committed to delivering shareholder value by identifying, acquiring, developing and joint venturing gold, silver and strategic metal deposits throughout North, South and Central America. Golden Phoenix owns, has an interest in, or has entered into agreements with respect to mineral properties located in the United States, Canada, Panama and Peru including its 30% interest in the Mineral Ridge gold project near Silver Peak, Nevada. Golden Phoenix is currently earning into a 60% interest (and potentially 80% interest upon meeting certain milestones and payments) in the Santa Rosa gold mine in Panama.  Currently, Golden Phoenix owns a 15% interest in Golden Phoenix Panama, S.A., the joint venture entity that owns and operates the Concessions constituting the Santa Rosa gold mine.

Forward Looking Statements:  Information contained herein regarding optimism related to the business, expanding exploration, development activities and other such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbors created thereby. While Golden Phoenix believes such statements are reasonable, they are based on current expectations, estimates and projections about the Company's business and are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market prices for the Company’s mineral products, domestic and international business and economic conditions, and other risk factors listed in the Company's Securities and Exchange Commission (SEC) filings under “risk factors” and elsewhere. The Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

For More Information Contact:
Robert Ian, Director of Corporate Communications
(702) 983-0469
investor@goldenphoenix.us

Golden Phoenix Minerals, Inc. • 7770 Duneville Street • Suite 11 • Las Vegas, NV 89139
Tel: (702) 589-7475 • Fax: (702) 589-7478 • www.GoldenPhoenix.us